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                                                                    EXHIBIT 23.3


                       [The Blackstone Group Letterhead]




                                                  Howard A. Lipson
                                                  Senior Managing Director


                                                  May 24, 2002


John E. Hamilton
Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, PA 17402


Dear Mr. Hamilton:


As we have discussed, I have agreed to serve as a member of the Board of Directors of Graham Packaging Company Inc., a Delaware corporation (the "Company"), which will be the new name of GPC Capital Corp. II, upon consummation of the reorganization contemplated in connection with its initial public offering of common stock. I understand I will be elected as a director of the Company immediately prior to the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement being filed in connection with the Company's initial public offering and in the Form S-1 registration statement being filed in connection with the offering of senior subordinated notes due 2008 to be issued by Graham Packaging Company and GPC Capital Corp. I and guaranteed by the Company.


Very truly yours,



/s/ Howard A. Lipson
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Howard A. Lipson